EXHIBIT 99.1
September 20, 2010

Eagle Rock Provides Status Update on Its East Texas Upstream Production

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that its East Texas oil and gas production will be shut-in longer than originally anticipated due to delays in returning to service the third-party operated facility that processes the Partnership’s production.  Eagle Rock announced on August 11, 2010, an unscheduled turnaround of the Eustace processing facility.  At that time, Tristream Energy, LLC, the operator of the facility, anticipated the turnaround would last for 30 to 45 days.

Eagle Rock was notified by Tristream on September 17, 2010, that more extensive repairs on the facility would be required, extending the turnaround period.  Tristream now anticipates restarting the facility in mid-November.  Assuming this timetable, the Partnership expects the shut-in to negatively impact net revenues in its Upstream Business by approximately $4 million.  The Partnership maintains business interruption insurance and is pursuing recovery of its lost net revenues above its 30-day deductible.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.  Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst